CONSENT OF INDEPENDENT AUDITORS'




     As Independent Public Accountants, we hereby consent to the use of our reports for Vacation Properties International, Inc. dated March 11, 1998, Hotel Corporation of the Pacific, Inc., dated February 6, 1998, Brindley & Brindley Realty Development, Inc., and B & B on the Beach, Inc., dated January 30, 1998, First Resort Software, Inc. dated January 30, 1998, Houston and O'Leary Company dated January 30, 1998, The Maury People, Inc., dated January 30, 1998, Howey Acquisition, Inc. dated January 30, 1998, Priscilla Murphy Realty, Inc. dated January 30, 1998, Resort Property Management, Inc. dated January 30, 1998, Telluride Resort Accommodations, Inc. dated January 30, 1998, and Trupp-Hodnett Enterprises, Inc. and THE Management Company dated January 16, 1998 and all references to our Firm included in or made a part of this Registration Statement.


Arthur Andersen LLP
Houston, TX
March 12, 1998